December 12,  2008

STRICTLY PRIVATE AND CONFIDENTIAL

Farm Fresh Marketing Inc
141  First  Ave  East,
Jerome,
Idaho  83338

Attention: Mr. Herb Allen

Dear Mr Allen

Memorandum of Understanding – proposed project for the installation of Heat Recovery Steam Engines to be developed and manufactured by Clean Power Technologies Inc.

Further to our recent discussions, this memorandum of understanding (“Memorandum of Understanding”) sets out the high-level commercial principles subject to which Clean Power Technologies Inc. (“CPTI”) and Farm Fresh Marketing Inc. a company incorporated in the State of Idaho, and having its Head Office at 141 First Avenue East, Jerome, Idaho (“Farm Fresh”) intend to work together with the ultimate objective of making the Farm Fresh truck fleet more energy efficient by installing a system developed and manufactured by CPTI that utilises the otherwise wasted heat from the prime mover exhaust system to power the refrigeration/conditioning unit (the “project”), subject to further negotiation and signature by the parties of a legally binding agreement.

1.         INTRODUCTION

1.1	With the exception of clause 1.2 and clauses 5, 6 and 7, this Memorandum of Understanding is intended to set out the high-level commercial principles and is not intended by the parties to be legally binding.

1.2
This Memorandum of Understanding is confidential to the parties and their advisers and any information or know-how disclosed to, or discovered by, either party to this Memorandum of Understanding is subject to the confidentiality agreement to be entered into simultaneously with this MOU between CPTI and Farm Fresh.

1.3	Farm Fresh has a large fleet of trucks with refrigeration/conditioning units.

1.4
CPTI is developing an energy efficient system that utilises the otherwise wasted heat from the prime mover exhaust system to power the refrigeration/conditioning unit (the “System”). The System proposed is a dual system unit which will operate when the tractor is operating with the refrigeration unit attached to it and as well it will be a stand-alone unit from the tractor unit being fixed to the refrigeration unit and will operate to cool goods when the refrigeration unit is awaiting the prime delivery vehicle.

1.5
For the consideration described herein, Farm Fresh agrees to install the System into the truck and CPTI and Farm Fresh shall work together to ensure the efficient and effective installation of the system.

2.         DATA COLLECTION

2.1	Before the System can be implemented into the truck fleet, CPTI shall undertake a period of data collection.

2.2	CPTI requires the data to:

2.2.1	size the various components for the design of the new refrigeration units; and

2.2.2	understand the working practices of the Farm Fresh drivers and truck usage.

2.3	During the data collection stage Farm Fresh shall make available:
2.3.1	key members of staff to assist with any reasonable requests of CPTI; and

2.3.2	the truck fleet and garage facilities

in order to assist with the data collection process referred to in clause 2.1.

2.4	CPTI shall seek Farm Fresh’s prior approval (not to be unreasonably withheld or delayed) before undertaking the activities specified in clause 2.3.

3.         DATA COLLECTION VEHICLE

3.1
Farm Fresh shall provide CPTI a truck, described as Road Load Data Collection Vehicle (“RLDCV”), type and specifications of which will be discussed with Farm Fresh’s President/Representative, Herb Allen, in Jerome, Idaho during personal meetings or telephonic discussions.

3.2	CPTI shall install the data gathering systems on to the RLDCV for testing.

3.3
The Parties have agreed that testing procedures, including, but not limited to, fuel and operating efficiencies of CPTI’s Heat recovery Systems, noise and emission level and efficiencies, will be agreed to in detail during the follow-up meetings with the said Herb Allen (2.6) and from time to time on an ongoing basis.  Once CPTI’s Heat recovery Systems is developed and shown to the satisfaction of , the Parties hereto will thereafter enter into discussions to establish collaborations and commercial relationships.

3.4
CPTI hereby agrees to indemnify and to hold Farm fresh harmless from and against any and all loss, liability, claims, causes of action, damages, penalties, fines, imposts, and expenses, including reasonable attorney fees and costs, arising out of or incurred in connection with the System, its installation on the RLDCV, or its use by Farm Fresh (except to the extent that Farm Fresh’s use is negligent or wrongful).

4.	COSTS

4.1
CPTI shall be responsible for the data gathering, development of the engines and of outsourcing any part of the Project costs.  CPTI shall also be responsible for installation of the System on the RLDCV and for any damage to the RLDCV caused by such installation or the use of the System on the RLDCV.

4.2	Other than as set out in 4.1, each party shall bear its own costs of the Project and providing any assistance referred to in this Memorandum of Understanding in accordance with Clause 6.

4.3
For and in consideration of the services provided by Farm Fresh hereunder, including use of the RLDCV, CPTI agrees, for two years following completion of the test, to make the System (once it is in production) available to Farm Fresh, in such quantities as it may reasonably order, at prices and on terms at least as favourable to Farm Fresh as those offered by CPTI to any of its other customers.

4.4	Farm Fresh has a fleet of approximately 53 trucks and trailers and once CPTI’s technology is proven, it intends to purchase at least 53 Systems within the period mentioned in 4.3.

4.5
Subject to formulation of a formal Distributorship Agreement and its acceptance thereof by future Distributors, CPTI hereby grants a First Right of refusal to Farm fresh for Distributorships for the States of Idaho, Montana, Washington, Oregon, Utah, Colorado and Nevada.

5.         TITLE AND INTELLECTUAL PROPERTY

5.1	For the purposes of this Clause 5, the following term shall have the following meaning:

“Intellectual Property Rights” means trade marks, designs, patents, copyright, database rights, internet domain names, and other intellectual property rights, data and test results in each case whether registered or unregistered, and including applications for the grant of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world.

5.2
The parties agree and acknowledge that CPTI owns all Intellectual  Property Rights in the System and, notwithstanding any assistance provided by Farm Fresh, shall continue to own the Intellectual Property rights in the System.

5.3
In the event that Farm Fresh by operation of law or otherwise acquire any Intellectual Property Rights in the System, it shall procure the assignment of such Intellectual Property Rights in the System (Licensing and/or Royalty terms and conditions to be negotiated) from CPTI and such assignment to be with full title guarantee and to include the right to sue for past infringement.

6.         GENERAL

Both parties are responsible for their own costs in connection with the proposed Project, whether or not it proceeds (including (without limitation) the preparation and negotiation of this Memorandum of Understanding) and any party may end negotiations in relation to the proposed Project at any time in writing without having to give any reasons for doing so or incurring any liability to the other party.

7.         GOVERNING LAW AND THIRD PARTY RIGHTS

7.1.
This Memorandum of Understanding and the negotiations between CPTI and Farm Fresh in connection with the proposed Project (“Negotiations”), and all disputes and claims arising out of or in connection with them, are governed by, and shall be construed in accordance with the laws of the State of Nevada. Each party irrevocably agrees to submit to the exclusive jurisdiction of the State of Nevada courts as regards any claim or matter arising under or in connection with this Memorandum of Understanding and the Negotiations.

7.2
The parties agree that, this Memorandum of Understanding is not intended to, and does not, give to any person who is not a party to the Memorandum of understanding any rights to enforce the provisions of this Memorandum of Understanding.

Please confirm your agreement to the terms and conditions set out above by signing, dating and returning a copy of this Memorandum of Understanding to CPTI.

Yours sincerely

/s/ Abdul A. Mitha
ABDUL A. MITHA,
President/CEO
For and on behalf of
Clean Power Technologies Inc.

CONFIRMATION

We confirm our agreement to the terms and conditions set out in the above Memorandum of Understanding.

Dated:  December 12, 2008
Signed by: Herb Allen

SIGNED BY FARM FRESH MARKETING INC.

/s/ Herb Allen
For and on behalf of
FARM FRESH MARKETING INC.